Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No 333-284652) of Maze Therapeutics, Inc. of our report dated March 31, 2025, with respect to the financial statements of Maze Therapeutics, Inc. included in this Annual Report (Form 10-K) of Maze Therapeutics, Inc. for the year ended December 31, 2024.

/s/ Ernst & Young LLP

San Mateo, California
March 31, 2025